KAIROUS ACQUISITION CORP. LIMITED
Unit 9-3, Oval Tower @ Damansara,
No. 685, Jalan Damansara,
60000 Taman Tun Dr. Ismail,
Kuala Lumpur, Malaysia

December 8, 2022

MAXIM GROUP LLC, as Representative of the Underwriters
405 Lexington Avenue
New York, NY 10174

Ladies and Gentlemen:

We refer to the underwriting agreement, dated December 13, 2021 (the "Agreement"), between Maxim Group LLC ("Maxim"), as representative of the underwriters named on Schedule A of the Agreement, and Kairous Acquisition Corp. Limited (the "Company"). All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Agreement.

Maxim and the Company hereby amend the Agreement as set forth below, provided that the amendments to Sections 1.3 and 3.31 shall apply if and only if the Company completes the contemplated Business Combination with Wellous Group Limited:

1. Section 1.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

"1.3. Deferred Underwriting Discounts. The Underwriters agree that (i) 3.5% of the gross proceeds from the sale of the Firm Units ($2,625,000) and (ii) 3.5% of the gross proceeds from the sale of the Option Units ($105,000) (collectively, the "Deferred Underwriting Discounts") will be deposited in and held in the Trust Account.

In the event that the Company is unable to consummate a Business Combination and Continental Stock Transfer & Trust Company ("CST"), as the trustee of the Trust Account (in this context, the "Trustee"), commences liquidation of the Trust Account as provided in the Trust Agreement, the Underwriter agrees that: (i) the Underwriters hereby forfeit any rights or claims to the Deferred Underwriting Discounts; and (ii) the Deferred Underwriting Discounts, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro-rata basis among the public shareholders."

2. Section 3.31 of the Agreement is amended and restated in its entirety to read as follows:

"3.31. Disposition of Deferred Underwriting Discounts on Business Combination. Upon the consummation of a Business Combination, the Company and Underwriter agree that the Deferred Underwriting Discounts shall be paid to the Underwriter as follows: (a) if the amount in the Trust

Account at the time of the consummation of the Business Combination exceeds $2,000,000, such amount in excess of $2,000,000 shall be paid directly from the Trust Account to Maxim up to the amount of the Deferred Underwriting Discounts (i.e., $2,730,000); and (b) if the amount paid to the Underwriter pursuant to Section 3.31(a) is less than $2,730,000 (the amount of such deficit being the "Deferred Underwriting Discounts Balance"), then the Company (or successor to the Company) shall issue to the Underwriter (or its designee) a number of Ordinary Shares equal to Deferred Underwriter Discounts Balance divided by $10.00 (for example, if the Deferred Underwriting Discounts Balance is $2,730,000, then 273,000 Ordinary Shares shall be issued to the Underwriter or its designee) (the "Underwriter Shares"). The Company (or successor to the Company) shall file a resale registration statement including the Underwriter Shares (the "Resale Registration Statement") no later than 45 days following the closing of the Business Combination, and the Company (or successor to the Company) shall use its best efforts to achieve prompt effectiveness of the Resale Registration Statement. If, on the date of the Resale Registration Statement is filed, the value of the Underwriter Shares has fallen below $10.00 per share (based on the volume weighted average price of the Ordinary Shares over the preceding five trading days (the "True-Up Price")), then the Company (or successor to the Company) shall issue to the Underwriter (or its designee) such number of additional Ordinary Shares (if any) as shall be required to make the value of the Underwriter Shares equal to the Deferred Underwriting Discounts Balance, valued at the True-Up Price. Any additional Ordinary Shares that are so issued pursuant to the preceding sentence shall be included in the Resale Registration Statement."

3. The Agreement is hereby amended to include the following Section 10.10:

"10.10 Representations in Connection with a Business Combination. In connection with any Business Combination, the Company agrees as follows:

10.10.1 The Company agrees that, at the time of the applicable offer, issuance or distribution of any securities by any person in connection with the Business Combination, no registration statement, preliminary or final prospectus, proxy statement, tender offer document or offering memorandum, including, without limitation, any document incorporated by reference into any of the foregoing, or any amendment or supplement to any of the foregoing, or any other marketing document used by the Company, the Target Business, any entity that succeeds the Company as a public company in connection with the Business Combination, or any direct or indirect parent or subsidiary of any of them (any such issuer or co-issuer, a "**Registrant**"), or filed with or furnished to the SEC in connection with the Business Combination (each a "**Disclosure Document**"), in each case relating to such offer, issuance or distribution, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

10.10.2 The Company represents and warrants that any projections or other information provided by any Registrant or contained in any Disclosure Document will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.

10.10.3 In connection with the Business Combination, the Company will provide to Maxim and its counsel the right and full opportunity to perform due diligence with respect to the Company, the Target Business and the Business Combination, including documentary, management, regulatory, legal and auditor due diligence, and will cooperate and will ensure that the Target Business cooperates with any due diligence performed by Maxim or its counsel in connection with the Business Combination.

10.10.4 The Company will provide to Maxim and its counsel, on a timely basis, all documents and information regarding the Company and the Target Business that Maxim may reasonably request or that are otherwise reasonably relevant to Maxim's performance of its obligations in connection with the Business Combination.

10.10.5 The Company will provide to Maxim and its counsel the right to review, and the opportunity to comment on, drafts of any (i) Disclosure Document and (ii) any contemplated public announcement in connection with the Business Combination (a "**Public Announcement**"). The Company will provide drafts of each Disclosure Document and each Public Announcement to Maxim and will allow (and will ensure that the Target Business will allow) Maxim and its counsel a reasonable opportunity to participate in drafting sessions related thereto. The Company shall not permit (and will ensure that the Target Business will not permit) the use, publication, circulation or filing of any Disclosure Document or any Public Announcement without the prior consent of Maxim, which consent shall not unreasonably be withheld, delayed or conditioned.

10.10.6 The Company will make the Company's management, auditors, consultants and advisors available to Maxim and its counsel, and will cause the Target Business to make the Target Business's management, auditors, consultants and advisors available to Maxim and its counsel.

10.10.7 In connection with Maxim's due diligence, the Company will use commercially reasonable efforts to provide Maxim and its counsel with reasonable access to the suppliers and customers of the Company and the Target Business.

10.10.8 The Company will promptly notify Maxim of any change in facts or circumstances or new developments affecting the Company or the Target Business, relating to the Business Combination or that might reasonably be considered material to Maxim's engagement hereunder. If, at any time prior to the consummation of the Business Combination, an event occurs that would cause any Disclosure Document to include any untrue statement of a material fact or to omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify Maxim of such event, and the Company shall prepare a supplement or

amendment to the Disclosure Document which corrects such statements or omissions and shall file such supplemental materials with the SEC and otherwise ensure distribution of such material as Maxim may direct.

10.10.9 The Company will cause, at the effectiveness of the registration statement with respect to the Business Combination and upon the consummation of the Business Combination, Maxim to receive, and Maxim shall be entitled to rely upon, as third-party beneficiaries, such certificates, comfort letters, negative assurance letters and legal opinions from the Company and the Target Business and their respective officers, legal counsel and independent registered public accounting firms as are generally provided to underwriters in connection with underwritten public offerings of securities or that are reasonable and appropriate in connection with the Business Combination. The Company shall cause the definitive agreement governing the Business Combination to contain, as closing conditions to the Business Combination, delivery of such documentation by the Target Business and its officers, counsel and independent registered public accounting firm.

10.10.10 To the extent that Maxim determines, in its reasonable sole judgment, that Maxim is required to make any filing with FINRA or otherwise to comply with FINRA rules applicable to distributions of securities in connection with the Business Combination, the Company shall provide all necessary cooperation to Maxim and shall provide or cause to be provided to Maxim all information that Maxim deems necessary in order to make any such filings and in order to comply with FINRA rules. The Company shall be responsible for the fees and expenses of Maxim in connection with such filings."

Maxim agrees to enter into any such amendment to the Trust Agreement as may be required to effectuate the intent of this letter.

Except as provided herein, the Agreement shall remain in full force and effect.

Sincerely

KAIROUS ACQUISITION CORP. LIMITED

DocuSigned by:

Joseph Lee

5684D9E7C9C5479...

By: Joseph Lee

Title: Chief Executive Officer

ACCEPTED AND AGREED:

MAXIM GROUP LLC, as Representative of the Underwriters

By:

Title: Cliff Teller, Co-President